Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc. Announces Record Earnings of $655,665 for

First Quarter of 2005

Whiteville, NC -April 11, 2005– Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the quarter ending March 31, 2005 of $655,665 an increase of 15.9% over the $565,769 earned in the same period of 2004. Fully diluted earnings per share during the most recent quarter were $.13 compared to split adjusted, fully diluted earnings per share of $.12 for the first quarter of 2004. Increased earnings for 2005 were due primarily to strong earning asset growth during the quarter. Net interest income, the difference between interest income on earning assets and interest expense on interest bearing liabilities increased by 39.7% from $1.7 million to $2.4 million during the first quarter. The company earnings for the first quarter of 2004 reflected $100,100 of non recurring income ($65,700 net of taxes).

Waccamaw Bankshares reported total assets on March 31, 2005 of $289,688,570 reflecting a 45.3% increase over total assets of $199,114,321 reported on March 31, 2004. Total net loans increased by 41.4% on a comparative quarter basis. Total deposits increased 56.8% to $235.7 million, increasing from $150.3 million on March 31, 2004. Stockholders equity increased 13.5% to $20.4 million on March 31, 2005.

Jim Graham, President and CEO of Waccamaw Bankshares stated, “We are very pleased to report a record profit for the first quarter of 2005 as we continue to build upon our strong foundation. Waccamaw’s assets increased at a very strong rate in the first quarter while deposits increased at an even more rapid rate. Other significant events during the first quarter included improving the depth of our management as we recruited two new City Executives, Ned Hughes in Tabor City, North Carolina and Russ Thompson to manage the recent expansion in Southport, North Carolina. I’d like to express appreciation for the work that our excellent staff has provided and to the community that responded so well to the community banking services provided by Waccamaw Bank.”

Waccamaw Bankshares, Inc. chairman Alan W. Thompson commented, Waccamaw’s performance continues to improve as we add additional strength to the banks staff and enter new markets in Southeastern North Carolina. As reported our earnings and asset growth are indeed strong while we seek to fulfill our mission of becoming the strongest community banking company in our region. This vision was created when operations began in 1997 and we continue to be grateful for the level of support we receive from our community as we seek to satisfy the financial needs of coastal Carolina.”

Waccamaw Bank is a state charted bank operating six offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn and Tabor City, North Carolina. The company recently announced a loan production office in Southport which will begin full service banking operations in June of 2005. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares is listed on the NASDAQ small capital market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank’s website at www.waccamawbank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of the future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Waccamaw Bankshares Corporation recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-KSB and its other periodic reports.